ATLANTIC CENTRAL ENTERPRISES, LTD.

FOR IMMEDIATE RELEASE
---------------------

         ATLANTIC CENTRAL ENTERPRISES DISCOVERS FRAUDULENT CONDUCT
                          OF FORMER U.S. COUNSEL

     Hamilton, Bermuda,   December 16, 1997 --  Atlantic Central
Enterprises Limited (NASD Bulletin Board Symbol "ALCN") announced it discovered at the end of last week that its former U.S. counsel, Kevin
J. Quinn of Santa Monica, California, fraudulently caused 960,000 newly issued and freely-tradable shares of the Company's common stock to be issued to Mr. Quinn, his affiliate or to his brokerage account in Vancouver, Canada, during the period from March 25, 1997 through July 1997. This information was discovered by the Company in the course of assembling data from the Company's transfer agent for the Company's audited financial statements. As a result, records of the transfer agent indicate there are currently 2,662,396 shares outstanding of the Company's common stock, including the 960,000 shares issued without consideration at Mr. Quinn's fraudulent instructions and without the prior authorization or knowledge of the Company's board of directors and management.

     This discovery follows the termination during 1997 of Mr. Quinn's relationship with the Company. Mr. Quinn acted as U.S. corporate and securities counsel to the Company and its predecessor, Pharma Patch PLC, from 1993 until approximately June 1997. The Company recently learned of an article in the November 1997 issue of the California Bar Journal reporting that Kevin J. Quinn had been suspended from the practice of law in 1993 as a result of a 1992 felony conviction for embezzlement, and that he was permanently disbarred by the California State Bar in September 1997. Those facts had not been previously disclosed to any officers or directors of Pharma Patch PLC from the time of its inception in 1993 or to management of Atlantic Central since its inception in 1996.

     The California Bar court is quoted in the Bar Journal article as stating that other acts of Mr. Quinn, unrelated to the Company, "clearly involved moral turpitude and dishonesty" and "they are of the most grievous and reprehensible nature. In fact, in reviewing past attorney discipline precedents, it is difficult to find one as serious as (Quinn's) misdeeds in the (embezzlement) matter alone." The Company notes that notwithstanding his suspension from the practice of law since 1993, Mr. Quinn continues to be listed as a practicing attorney in California by the Martindale-Hubbell Law Directory.

     Principal officers of Pharma Patch and Atlantic Central during Mr. Quinn's representation of the Company, Messrs. Murray D. Watson and Kenneth G. Howling, former Chief Executive Officer and former Chief Financial Officer of Pharma Patch and Atlantic Central, respectively, jointly stated "We were both surprised and horribly shocked to learn that Kevin Quinn had been suspended from the practice of law sometime in 1993 and has abused his position of trust to misappropriate the Company's securities. In addition to serving as
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Press Release -- Atlantic Central Enterprises Limited

U.S. counsel, he served initially as an officer and later as a director of both corporations until resigning from those positions effective June 4, 1997. We did not suspect there were any problems with Kevin until a source in the United States noticed and provided us with a copy of the November 1997 California Bar Journal article."

     Patrick J. Rooney, President of Atlantic Central, has been travelling abroad and could not be contacted for comment. During his absence, Messrs. Larry F. Lang and Jeffrey Dickson are serving as an acting committee for the office of the Chief Executive Officer.

     The Vancouver brokerage firm that is reported to have received all or most of the fraudulently issued shares advised the Company last Friday that it currently has no position in the Company's securities. The Company's transfer agent likewise has confirmed that none of the original registered owners of those shares are currently listed as record owners of the Company's common stock. This information leads the Company to believe, at present, that the fraudulently issued securities all were sold for Mr. Quinn's account, and the Company is continuing its investigation.

     The Company has demanded full restitution from Mr. Quinn of all legal fees and expenses previously paid for Mr. Quinn's account and an accounting and restitution or damages for the fraudulently issued shares. It has authorized legal counsel to immediately institute appropriate legal proceedings and intends to vigorously prosecute its claims.




Atlantic Central Enterprises Limited
  Contact at (714) 831-0400
  William M. Curtis, Special Counsel